                                                               EXECUTION VERSION

                          AGREEMENT AND PLAN OF MERGER

                                      among

                          21ST CENTURY INSURANCE GROUP,

                       AMERICAN INTERNATIONAL GROUP, INC.

                                       and

                                  AIG TW CORP.

                            Dated as of May 15, 2007

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                                TABLE OF CONTENTS

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                                                                            PAGE
                                                                            ----
                                    ARTICLE I

                       The Merger; Closing; Effective Time

1.1.    The Merger.......................................................     1
1.2.    Closing..........................................................     2
1.3.    Effective Time...................................................     2

                                   ARTICLE II

      Certificate of Incorporation and By-Laws of the Surviving Corporation

2.1.    The Certificate of Incorporation.................................     2
2.2.    The By-Laws......................................................     2

                                   ARTICLE III

               Officers and Directors of the Surviving Corporation

3.1.    Directors........................................................     3
3.2.    Officers.........................................................     3

                                   ARTICLE IV

         Effect of the Merger on Capital Stock; Exchange of Certificates

4.1.    Effect on Capital Stock..........................................     3
4.2.    Exchange of Certificates.........................................     4
4.3.    Treatment of Stock Plans.........................................     6
4.4.    Adjustments to Prevent Dilution..................................     8

                                    ARTICLE V

                         Representations and Warranties

5.1.    Representations and Warranties of the Company....................     8
5.2.    Representations and Warranties of Parent and Merger Sub..........    33
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
                                   ARTICLE VI

                                    Covenants

6.1.    Interim Operations...............................................    36
6.2.    Acquisition Proposals............................................    41
6.3.    Information Supplied.............................................    45
6.4.    Stockholders Meeting.............................................    45
6.5.    Filings; Other Actions; Notification.............................    45
6.6.    Access and Reports...............................................    47
6.7.    Stock Exchange De-listing........................................    48
6.8.    Publicity........................................................    48
6.9.    Employee Benefits................................................    48
6.10.   Expenses.........................................................    49
6.11.   Indemnification; Directors' and Officers' Insurance..............    49
6.12.   Debenture........................................................    52
6.13.   Other Actions by the Company.....................................    52
6.14.   Parent Vote......................................................    52
6.15.   Continuation of Special Committee................................    53

                                   ARTICLE VII

                                   Conditions

7.1.    Conditions to Each Party's Obligation to Effect the Merger.......    53
7.2.    Conditions to Obligations of Parent and Merger Sub...............    53
7.3.    Conditions to Obligation of the Company..........................    54

                                  ARTICLE VIII

                                   Termination

8.1.    Termination by Mutual Consent....................................    55
8.2.    Termination by Either Parent or the Company......................    55
8.3.    Termination by the Company.......................................    56
8.4.    Termination by Parent............................................    56
8.5.    Effect of Termination and Abandonment............................    56

                                   ARTICLE IX

                            Miscellaneous and General

9.1.    Survival.........................................................    57
9.2.    Modification or Amendment........................................    57
9.3.    Waiver of Conditions.............................................    57
9.4.    Counterparts.....................................................    57
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                                      -ii-

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
9.5.    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC
        PERFORMANCE......................................................    58
9.6.    Notices..........................................................    59
9.7.    Entire Agreement.................................................    60
9.8.    No Third-Party Beneficiaries.....................................    60
9.9.    Obligations of Parent and of the Company.........................    61
9.10.   Definitions......................................................    61
9.11.   Severability.....................................................    61
9.12.   Interpretation; Construction.....................................    61
9.13.   Knowledge........................................................    61
9.14.   Assignment.......................................................    62

Annex A Defined Terms....................................................    A-1
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                                      -iii-

                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of May 15, 2007, among 21st Century Insurance Group, a Delaware corporation (the "Company"), American International Group, Inc., a Delaware corporation ("Parent"), and AIG TW Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub," the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations").

                                    RECITALS

          WHEREAS, Parent and the boards of directors of Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

          WHEREAS, the board of directors of the Company upon the recommendation of a special committee of the board of directors of the Company consisting of independent directors not affiliated with Parent (the "Special Committee") has
(i) determined that the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders other than Parent and its Affiliates (as defined in Section 5.1(i)(ii)), (ii) approved and declared advisable this Agreement, the Merger and the transactions contemplated hereby and (iii) resolved to recommend to such stockholders their approval of the Merger and this Agreement; and

          WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                       The Merger; Closing; Effective Time

          1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

          1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the "Closing") shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the first business day (the "Closing Date") following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term "business day" shall mean any day ending at 11:59 P.M. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

          1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by the parties in writing and specified in the Delaware Certificate of Merger (the "Effective Time").

                                   ARTICLE II

      Certificate of Incorporation and By-Laws of the Surviving Corporation

          2.1. The Certificate of Incorporation. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable Laws (as defined in Section 5.1(i)(ii)).

          2.2. The By-Laws. The by-laws of Merger Sub in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the by-laws of the Surviving Corporation (the "By-Laws"), until thereafter amended as provided therein or by applicable Laws.

                                   ARTICLE III

               Officers and Directors of the Surviving Corporation

          3.1. Directors. The board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

          3.2. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

                                   ARTICLE IV

         Effect of the Merger on Capital Stock; Exchange of Certificates

          4.1. Effect on Capital Stock. On the terms and subject to the conditions set forth in this Agreement, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

          (a) Merger Consideration. At the Effective Time, each share of the common stock, par value $0.001 per share, of the Company (a "Share" or, collectively, the "Shares") issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, (ii) Shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties, (iii) Shares subject to Company Awards, and (iv) Shares that are owned by stockholders ("Dissenting Stockholders") who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each, an "Excluded Share" and collectively, "Excluded Shares"), shall be converted into the right to receive $22.00 per Share (the "Per Share Merger Consideration"). At the Effective Time, all of the Shares (other than Excluded Shares referred to in clause (i) above) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a "Certificate") formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest, and each certificate formerly representing Shares owned by Dissenting Stockholders shall thereafter represent only the right to receive the payment to which reference is made in Section 4.2(f). For the avoidance of doubt, Shares held by any mutual fund advised or managed by any of Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent will not be included in clause (i) of this Section 4.1(a), and will not be included in the Excluded Shares.

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          (b) Cancellation of Treasury Stock; Parent-Owned Stock to Remain
Outstanding. At the Effective Time, each Excluded Share referred to in clause
(ii) of Section 4.1(a) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist. Each Excluded Share referred to in clause (i) of Section 4.1(a) shall remain outstanding without change.

          (c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become that number of shares of common stock, par value $0.001 per share, of the Surviving Corporation equivalent to the quotient obtained by dividing (i) the difference between (A) the total number of outstanding Shares immediately prior to the Effective Time and (B) the total number of Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time (for the avoidance of doubt, not including Shares held by any mutual fund advised or managed by any of Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent) by (ii) the total number of shares of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time.

          4.2. Exchange of Certificates.

          (a) Paying Agent. Promptly following the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company's prior approval (such approval not to be unreasonably withheld or delayed) (the "Paying Agent"), for the benefit of the holders of Shares (other than Excluded Shares), a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 4.1(a) (such cash being hereinafter referred to as the "Exchange Fund"). The Paying Agent shall invest the Exchange Fund as directed by Parent, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to Parent.

          (b) Exchange Procedures. Immediately after the Effective Time (and in any event within three (3) business days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

          (c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time, except for Shares owned by Parent or any direct or indirect wholly owned subsidiary of Parent. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, except for Shares owned by Parent or any direct or indirect wholly owned subsidiary of Parent, it shall be cancelled and exchanged for a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to
(x) the number of Shares represented by such Certificate multiplied by (y) the Per Share Merger Consideration.

          (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

          (e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

          (f) Appraisal Rights. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person's right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law (as defined in Section 5.1(i)(ii)) that are received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

          (g) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any other applicable state, local or foreign Tax (as defined in Section 5.1(n)) law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

          4.3. Treatment of Stock Plans.

          (a) Treatment of Options. At the Effective Time, each outstanding option to purchase Shares (a "Company Option") under the Stock Plans (as defined in Section 5.1(b)) that is vested at the Effective Time (including those that vest at the Effective Time by virtue of having been scheduled to vest on or before the first anniversary of the Effective Time) shall be cancelled and each holder thereof shall receive from the Company, on the Closing Date, an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option times (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, at the Effective Time, each Company Option that is vested at the Effective Time (including those that vest at the Effective Time by virtue of having been scheduled to vest on or before the first anniversary of the Effective Time) in which the Per Share Merger Consideration is equal to or less than the exercise price per Share under such Company Option shall be terminated and be of no further effect. All Company Options that are scheduled to vest following the first anniversary of the Effective Time (after giving effect to any accelerated vesting in connection with the transactions contemplated hereby) shall be terminated and be of no further effect. As soon as is practicable following the Effective Time, Parent will issue to the holder of any Company Option in which the Per Share Merger Consideration is greater than the exercise price per Share under such Company Option that is scheduled to vest following the first anniversary of the Effective Time restricted stock units of Parent's common stock ("Replacement RSUs") with a value as of the Effective Time as reasonably determined by Parent in good faith equal to the product of (x) the number of Shares subject to the Company Option times (y) the excess of the Per Share Merger Consideration over the exercise price per Share under such Company Option. The Replacement RSUs value will be based on the market value of Parent's common stock at the Effective Time and will vest after three (3) years and will otherwise be subject to such terms and conditions as are generally applicable to Parent's RSUs. For the avoidance of doubt, no Replacement RSUs will be granted with respect to any Company Option in which the Per Share Merger Consideration is equal to or less than the exercise price per Share under such Company Option that is scheduled to vest following the first anniversary of the Effective Time.

          (b) Company Awards. At the Effective Time, each compensatory right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Benefit Plans (as defined in Section 5.1(h)(i)), other than Company Options (the "Company Awards"), shall be cancelled and each holder thereof shall receive from the Company, on the Closing Date (or later to the extent required to comply with the provisions of Section 409A of the Code (as defined in Section 5.1(h)(ii)), an amount in cash equal to the product of
(x) the number of Shares actually or nominally subject to such Company Award immediately prior to the Effective Time (including those that vest at the Effective Time by virtue of having been scheduled to vest on or before the first anniversary of the Effective Time) times (y) the Per Share Merger Consideration (or, if the Company Award provides for payments to the extent the value of the Shares exceed a specified reference price, the amount, if any, by which the Per Share Merger Consideration exceeds such reference price), less applicable Taxes required to be withheld with respect to such payment. Any Company Awards that are scheduled to vest after the first anniversary of the Effective Time (after giving effect to any accelerated vesting in connection with the transactions contemplated hereby) shall be terminated and be of no further effect. As soon as is practicable following the Effective Time, Parent will issue to the holder of any Company Award that is scheduled to vest beyond the first anniversary of the Effective Time Replacement RSUs with a value as reasonably determined in good faith by Parent equal to the product of (x) the number of Shares actually subject to such Company Award times (y) the Per Share Merger Consideration. The Replacement RSUs value will be based on the market value of Parent's common stock at the Effective Time and will vest after three
(3) years and will otherwise be subject to such terms and conditions as are generally applicable to Parent's RSUs.

          (c) Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 4.3(a) and 4.3(b), including obtaining the acknowledgments of all holders of Company Options to the treatment under Section 4.3(a). The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options or Company Awards.

          4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

                                    ARTICLE V

                         Representations and Warranties

          5.1. Representations and Warranties of the Company. Except as set forth in the Company Reports (as defined in Section 5.1(e)) filed with the Securities and Exchange Commission (the "SEC") prior to the date hereof (excluding, in each case, any disclosures set forth in any risk-factor section or in any section relating to forward-looking statements) or in the corresponding schedules or sub-schedules of the disclosure letter delivered to Parent by the Company concurrent with entering into this Agreement (the "Company Disclosure Letter") (it being agreed that disclosure of any item in any schedule or sub-schedule of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

          (a) Organization, Good Standing and Qualification. (i) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws (as defined in Section 5.1(i)(ii)) of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent complete and correct copies of the Company's and its Subsidiaries' certificates of incorporation and by-laws or comparable governing documents, each as amended to the date hereof, and each as so delivered (or made available) is in full force and effect. As used in this Agreement, the term (i) "Subsidiary" means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) "Significant Subsidiary" is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder (the "Exchange Act"), and (iii) "Company Material Adverse Effect" means a material adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any effect to the extent resulting from any of the following, in and of itself or themselves, shall not constitute, and shall not be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:

               (A) changes in general economic, regulatory or political conditions or changes generally affecting the securities or financial markets;

               (B) any action required to be taken by the Company pursuant to this Agreement or taken by the Company at the written request of Parent;

               (C) any actions, suits, claims, hearings, arbitrations, investigations or other proceedings relating to this Agreement, the Merger or the transactions contemplated by this Agreement by or before any Governmental Entity;

               (D) any change in the market price or trading volume of securities of the Company, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, a decline in trading price or change in trading volume;

               (E) a material worsening of current conditions caused by an act of terrorism or war (whether or not declared) occurring after the date of this Agreement;

               (F) changes generally affecting auto insurers, including the auto insurance business of multi-line property and casualty insurers;

               (G) seasonal fluctuations in the revenues, earnings, or other financial performance of the Company to the extent generally consistent in magnitude with prior years;

               (H) any loss of, or adverse change in, the relationship of the Company with its customers, employees or agents primarily caused by the pendency or the announcement of the transactions contemplated by this Agreement or the identity of Parent;

               (I) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, any failure by the Company to meet such projections, forecasts or revenue or earnings predictions;

               (J) changes in United States generally accepted accounting principles ("GAAP"), applicable Law or statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority after the date hereof;

provided further that, with respect to clauses (A), (E), (F) and (J), such change, event, circumstance or development does not (i) primarily relate only to (or have the effect of primarily relating only to) the Company and its Subsidiaries or (ii) disproportionately adversely affect the Company and its Subsidiaries taken as a whole compared to other companies operating in the auto insurance industry in the United States.

          (ii) As of the date hereof, the Company conducts its insurance operations through the Subsidiaries set forth on Schedule 5.1(a)(ii) of the Company Disclosure Letter (collectively, the "Company Insurance Subsidiaries"). Each of the Company Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company and, where applicable, a reinsurance company, in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurance company, in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements (as defined in Section 5.1(e)(v)), except, in any such case, where the failure to be so licensed or authorized is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Company has made all required filings under applicable insurance holding company statutes, except where the failure to file is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

          (b) Capital Structure.

          (i) The authorized capital stock of the Company consists of 110,000,000 Shares, of which 87,965,099 Shares were outstanding as of the close of business on May 9, 2007, and 500,000 shares of $1 par value preferred stock, none of which are outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than, 11,371,095 Shares reserved for issuance under the 2004 Stock Option Plan and 233,000 Shares reserved for issuance under the Company's Restrictive Shares Plan (collectively, the "Stock Plans"), the Company has no Shares reserved for issuance. Schedule 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete list of options and restricted stock, under the Stock Plans, including the holder, date of grant, term, number of Shares and, where applicable, exercise price and vesting schedule. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a "Lien"). Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, puts, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell or purchase any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

          (ii) As of the date of this Agreement, Schedule 5.1(b)(ii) of the Company Disclosure Letter sets forth (x) each of the Company's Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) the Company's or its Subsidiaries' capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company or any investments held in investment accounts of Company Insurance Subsidiaries. The Company does not own, directly or indirectly, any voting interest in any Person that requires a filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

          (c) Corporate Authority; Approval and Fairness.

          (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders' meeting duly called and held for such purpose (the "Company Requisite Vote"), and to consummate the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by each of Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the "Bankruptcy and Equity Exception").

          (ii) (A) The board of directors of the Company and the Special Committee have determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of the holders of Shares other than Parent and its Subsidiaries, approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and resolved to recommend the Merger and adoption of this Agreement to the holders of Shares (the "Company Recommendation"), (B) the board of directors of the Company has directed that this Agreement be submitted to the holders of Shares for their adoption and (C) the Special Committee has received the written opinion of its financial advisor, Lehman Brothers, Inc., to the effect that, as of the date of such opinion, the Per Share Merger Consideration is fair to such holders (other than Parent and its Subsidiaries) from a financial point of view, a true and complete copy of which opinion has been delivered to Parent. Based on information available to the Company as of the date hereof, the board of directors of the Company has taken all action so that Parent will not be prohibited from entering into or consummating a "business combination" with the Company (as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

          (d) Governmental Filings; No Violations; Certain Contracts.

          (i) Other than (A) the filings and/or notices pursuant to Section 1.3,
     (B) the filing of the applications and notices with applicable federal and state regulatory authorities governing insurance (the "Insurance Authorities") and the approval of such applications or the grant of required licenses by such authorities or the expiration of any applicable waiting periods thereunder (the "Company Approvals"), (C) the filing with the SEC of the Proxy Statement (as defined in Section 6.3), (D) the filing with the SEC of a Schedule 13E-3 (such Schedule 13-E, including any amendment or supplement thereto, "Schedule 13E-3") and (E) the filing of any notices with any local Governmental Entity (as defined below) the absence of which would not be reasonably likely to have, individually or in the aggregate, a material impact on the business of the Company or its Subsidiaries, taken as a whole, no notices, reports or other filings are required to be made by the Company or its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity or self-regulatory organization (each, a "Governmental Entity"), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby.

          (ii) The execution and delivery of, and the performance of its obligations under, this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, a change in the rights or obligations of any party under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a "Contract") binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of its obligations under this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.1(d)(i), under any Law or governmental or non-governmental permit, license, registration, authorization or approval to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

          (iii) The Company and its Subsidiaries are not creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than 2% of the gross assets of the Company and its Subsidiaries (excluding cash and cash equivalents).

          (e) Company Reports; Financial Statements.

          (i) The Company has filed or furnished, as applicable, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act of 1933, as amended and the rules and regulations thereunder (the "Securities Act") since May 1, 2004 (the "Applicable Date") (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the "Company Reports"). Each of the Company Reports, at the time of its filing or being furnished complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

          (ii) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

          (iii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed and identified, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, for the Company's auditors and the audit committee of the

     Company's board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information, (B) any material weaknesses in internal control over financial reporting and (C) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding material questionable accounting or auditing matters, have been received by the Company from any person in writing, from the Company's outside auditors, actuaries or attorneys, or on the hotline maintained by the Company for such purposes. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company's chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules. Since the Applicable Date, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in the Company Reports has been so disclosed.

          (iv) The consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, taken as a whole, as of their respective dates, and the consolidated statements of operations, changes in shareholders equity (deficit) and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly present, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries, taken as a whole, for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect); and in each case were prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

          (v) The Company has previously furnished or made available to Parent true and complete copies of the annual statements or other comparable statements for each of the years ended December 31, 2004, and December 31, 2005 and December 31, 2006, together with all exhibits and schedules thereto (collectively, the "Company SAP Statements"), with respect to each of the Company Insurance Subsidiaries, in each case as filed with the Governmental Entity charged with supervision of insurance companies of such Company Insurance Subsidiary's jurisdiction of domicile. The Company SAP Statements were prepared in conformity with applicable statutory accounting practices prescribed or permitted by such Governmental Entity applied on a consistent basis ("SAP") and present fairly, in all material respects, to the extent required by and in conformity with SAP, the statutory financial condition of such Company Insurance Subsidiary at their respective dates and the results of operations, changes in capital and surplus and cash flow of such Company Insurance Subsidiary for each of the periods then ended. The Company SAP Statements were filed with the applicable Governmental Entity in a timely fashion on forms prescribed or permitted by such Governmental Entity. No deficiencies or violations material to the financial condition of any of the Company Insurance Subsidiaries, individually, whether or not material in the aggregate, have been asserted in writing by any Governmental Entity which have not been cured or otherwise resolved to the satisfaction of such Governmental Entity (unless not currently pending). The Company has made available to Parent true and complete copies of all financial examinations, market-conduct examinations and other reports of Governmental Entities since December 31, 2004, including the most recent reports of state insurance regulatory authorities, relating to each Company Insurance Subsidiary. The quarterly and annual statements of each Company Insurance Subsidiary filed on or after the date hereof and prior to the Closing ("Interim SAP Statements"), when filed with the applicable Governmental Entities, including insurance regulatory authorities, of the applicable jurisdictions, will present fairly, to the extent required by and in conformity with SAP in all material respects, the statutory financial condition of such Company Insurance Subsidiary at their respective dates indicated and the results of operations, changes in capital and surplus and cash flow of such Company Insurance Subsidiary for each of the periods therein specified (subject to normal year-end adjustments) and will be filed in a timely fashion on forms prescribed or permitted by the relevant Governmental Entity. The Company will deliver to Parent true, correct and complete copies of the Interim SAP Statements promptly after they are filed with the applicable Governmental Entity in the domiciliary states.

          (vi) The aggregate reserves for claims, losses (including, without limitation, incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premium, as reflected in each of the Company SAP Statements, (A) were determined in accordance with presently accepted actuarial standards consistently applied (except as otherwise noted in the financial statements and notes thereto included in such financial statements); (B) are fairly stated in accordance with sound actuarial principles; (C) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years (except as otherwise noted in the financial statements and notes thereto included in such financial statements) and (D) include provisions for all actuarial reserves and related items which ought to be established in accordance with applicable Laws.

          (f) Absence of Certain Changes. Since December 31, 2006, and except as set forth on Schedule 5.1(f) of the Company Disclosure Letter or as required by this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses and there has not been:

          (i) any change in the financial condition, assets, liabilities, business or results of their operations or any circumstance, occurrence or development which, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect;

          (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned or leased by the Company or any of its Subsidiaries, whether or not covered by insurance;

          (iii) other than regular quarterly dividends on Shares of no more than $0.16 per Share, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to the Company or to any wholly owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries (other than forfeitures of nonvested Shares by Company employees that are accounted for as acquisition of treasury stock);

          (iv) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries; or

          (v) (A) any increase in the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice) or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other material plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Laws; or

          (vi) any action, event, occurrence or circumstance contemplated by
     Section 6.1(a)(vi), 6.1(a)(ix), 6.1(a)(xi), 6.1(a)(xiii), 6.1(a)(xiv),
     6.1(a)(xvi) or 6.1(a)(xviii)(1)-(6).

          (g) Litigation and Liabilities. Except for actions, suits, claims, hearings, arbitrations, investigations or other proceedings relating to insurance and reinsurance liabilities incurred in the ordinary course of business (other than liabilities relating to bad faith claims and claims involving extra-contractual liabilities or damages in excess of policy limits), as of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, that have had or would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except (i) for those reflected or reserved against in the Company's consolidated balance sheets (and the notes thereto) included in the Company Reports filed with respect to the period ended December 31, 2006 with the SEC, (ii) for those insurance or reinsurance liabilities incurred in the ordinary course of business after December 31, 2006 or (iii) for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, there are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed on a balance sheet prepared in accordance with GAAP or SAP. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

          (h) Employee Benefits.

          (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its subsidiaries (the "Employees") and current or former directors of the Company, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock-based, incentive and bonus plans and employment and severance agreements (collectively, the "Benefit Plans") are listed on Schedule 5.1(h)(i) of the Company Disclosure Letter, and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans listed on Schedule 5.1(h)(i) of the Company Disclosure Letter, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Parent.

          (ii) All Benefit Plans are in substantial compliance with ERISA, the Internal Revenue Code of 1986, as amended (the "Code") and other applicable laws. Each Benefit Plan which is subject to ERISA (an "ERISA Plan") that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the "IRS"), and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Benefit Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a material tax or penalty imposed by either
     Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

          (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or
     Section 414 of the Code (an "ERISA Affiliate"). The Company and its Subsidiaries have not contributed to, and do not have any liability with respect to, a multiemployer plan within the meaning of Section 3(37) of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation ("PBGC") Reg.
     Section 4043.33 or 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12 month period ending on the date hereof. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code.

          (iv) All contributions required to be made under each Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Benefit Plan, to the extent required, have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (v) Under each Pension Plan which is a single-employer plan, there has been no material change in the financial condition, whether or not as a result of a change in funding method, of such Pension Plan since the last day of the most recent plan year.

          (vi) Each Benefit Plan which is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in a good faith effort to comply in all material respects according to the applicable requirements of Section 409A of the Code.

          (vii) As of the date hereof, there is no material pending or, to the knowledge of the Company, threatened, litigation relating to the Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement. The Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination, except as required by applicable Law.

          (viii) There has been no amendment to, announcement by the Company or any of its subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Except as set forth on Schedule 5.1(h)(viii) of the Company Disclosure Letter, neither the execution of this Agreement, stockholder adoption of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Benefit Plans, or (z) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

          (i) Compliance with Laws; Licenses.

          (i) The business and operations of the Company Insurance Subsidiaries have been and are being conducted in compliance with all applicable federal, state or local laws, statutes, ordinances, regulations and rules regulating the business and products of insurance and reinsurance and all applicable orders, bulletins, interpretations, opinions, circular letters and directives of Governmental Entities relating to the regulation of insurance and market conduct recommendations resulting from market conduct examinations by insurance regulatory authorities (collectively, "Insurance Laws"), except where the failure to so conduct such business and operations is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Notwithstanding the generality of the foregoing, each Company Insurance Subsidiary, and to the knowledge of the Company, each Agent (as defined in Section 5.1(r)(i)), has marketed, sold and issued insurance products in compliance in all material respects with all Insurance Laws applicable to the business of such Subsidiary and in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance in all material respects with all applicable prohibitions against "redlining" or withdrawal of business, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. In addition, (i) there is no pending or, to the knowledge of the Company, threatened charge by any insurance regulatory authority that the Company or any of the Company's Subsidiaries has violated, nor any pending or, to the knowledge of the Company, threatened investigation, inquiry, examination, enforcement action or other such activity by any insurance regulatory authority with respect to possible violations of, any applicable Laws where such violations are, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement; and (ii) none of the Company's Subsidiaries is subject to any agreement, order or decree of any insurance regulatory authority relating specifically to such Subsidiary (as opposed to insurance companies generally), including without limitation relating to the ability to pay dividends or relating to interaffiliate agreements or payments which are, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

          (ii) In addition to Insurance Laws, the businesses of each of the Company and its Subsidiaries have not been and are not being conducted in violation of any other applicable federal, state or local law, statute, ordinance or any rule, regulation, judgment, order, writ, injunction or decree of any Governmental Entity (collectively, with Insurance Laws, "Laws"), except for violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. In addition to Insurance Laws, no investigation or examination by any Governmental Entity with respect to the Company or any of its Subsidiaries, including with respect to any possible revocation, withdrawal, limitation or suspension of any insurance license is pending or, to the knowledge of the Company, threatened, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. To the knowledge of the Company, no material change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and the Company has not received any written notice of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company and its Subsidiaries each has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity ("Licenses") necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. No insurance regulator in any state has notified the Company or any of the Company Insurance Subsidiaries in writing that any Company Insurance Subsidiary is commercially domiciled in any jurisdiction and to the knowledge of the Company, there are no facts that would result in any Company Insurance Subsidiary being commercially domiciled in any state. Except as set forth on Schedule 5.1(i)(ii) of the Company Disclosure Letter, to the knowledge of the Company, none of the Company or any Company Insurance Subsidiary, or any of their respective Affiliates, (A) has purposefully engaged in, or colluded with or assisted any other Persons with, the paying of contingent commissions or similar incentive payments to steer business to them or colluded with Agents or brokers or other producers or intermediaries to "rig bids" or submit false quotes to customers or (B) is a party to any agreement that provides for any payment by or to any Company of any variable or contingent commissions or payments based upon the profitability, claims handling, sales volume or loss ratio of the business that is the subject of such agreement. The Company and each Company Insurance Subsidiary have made all required notices, submissions, reports or other filings under applicable Insurance Law, including insurance holding company statutes, and all Contracts, agreements, arrangements and transactions in effect between any Company Insurance Subsidiary and any Affiliate are in compliance with the requirements of all applicable insurance holding company statutes, except for any such failures or instances of noncompliance that would not reasonably be likely, individually or in the aggregate, to result in a Company Material Adverse Effect. For purposes of this Agreement, the term "Affiliate" when used with respect to any party shall mean any Person who is an "affiliate" of that party within the meaning of Rule 405 promulgated under the Securities Act.

          (j) Material Contracts and Government Contracts.

          (i) As of the date of this Agreement, except as set forth on Schedule 5.1(j) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by:

               (A) any lease of (i) real property or (ii) personal property providing for annual rentals of $500,000 or more not cancelable by the Company (without premium or penalty) within six (6) months;

               (B) any Contract that requires or is reasonably likely in the ordinary course of business to result in either (x) annual payments to or from the Company and its Subsidiaries of more than $500,000 or (y) aggregate payments to or from the Company and its Subsidiaries of more than $1,000,000;

               (C) other than with respect to any partnership that is wholly owned by the Company or any wholly owned Subsidiary of the Company, any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

               (D) any Contract (other than among direct or indirect wholly owned Subsidiaries of the Company) relating to indebtedness for borrowed money in amounts greater than $500,000 (in either case, whether incurred, assumed, guaranteed or secured by any asset);

               (E) any non-competition Contract or other Contract that (I) purports to limit in any material respect either the type of business in which the Company or its Affiliates may engage or the manner or locations in which any of them may so engage in any business, (II) could require the disposition of any material assets or line of business of the Company or its Affiliates or (III) grants "most favored nation" status that applies to the Company and its Affiliates or (IV) prohibits or limits the right of the Company or any of its Affiliates to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property owned by the Company or any of its Affiliates, in a manner that is material to their business as presently conducted;

               (F) any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its Affiliates;

               (G) any Contract between the Company or any of its Subsidiaries and any director or executive officer of the Company or, to the knowledge of the Company, any Person beneficially owning five (5) percent or more of the outstanding Shares (other than Parent or any of Parent's Subsidiaries);

               (H) other than any Contract filed as an exhibit to the Company's Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, any Contract providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to the Company or any of its Subsidiaries and (y) entered into in the ordinary course of business;

               (I) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $500,000;

               (J) any reinsurance and coinsurance Contracts, including retrocessional agreements or surplus relief agreements, to which any Company Insurance Subsidiary is a party or under which any Company Insurance Subsidiary has any existing rights, obligations or liabilities;

               (K) any Government Contract (as defined below) (i) involving aggregate payments to or from the Company and its Subsidiaries of more than $500,000 or (ii) with any agency, body or instrumentality of the federal government of the United States of America;

               (L) any agency, general agency or managing general agency Contracts, joint marketing Contracts, program administrator Contracts, commission Contracts, placement service Contracts or other broker Contracts, including any Contracts, whereby underwriting authority or other authority to execute and issue insurance policies is given to a third party and which require or are reasonably likely to result in aggregate annual payments to or from the Company and its Subsidiaries of more than $250,000;

               (M) any Contract pursuant to which the Company or any Subsidiary grants or obtains the right to use Intellectual Property requiring annual payments to or from the Company or its Subsidiaries in excess of $250,000 or any Contract relating to Intellectual Property which is otherwise material to the conduct of the Company and/or its Subsidiaries' businesses as currently conducted (other than Contracts granting rights to use commercial off-the-shelf software that has not been modified or customized specifically for the Company and/or its Subsidiaries); and

               (N) any other Contract that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect (such Contracts, together with the Contracts described in clauses (A) - (M) and any Contract required to be filed as an exhibit to the Company's Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act as currently in effect, and together with all exhibits and schedules to such Contracts, collectively the "Material Contracts").

          As used herein, "Government Contract" means any contract to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract).

          (ii) A true and complete copy of each Material Contract has previously been delivered or made available to Parent and, except as would not reasonably be likely to have a Company Material Adverse Effect, (A) each such Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, (B) is in full force and effect, and (C) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or breach in any respect under the terms of any such Contract.

          (k) Real Property.

          (i) Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, with respect to the real property owned by the Company or its Subsidiaries (the "Owned Real Property"), (A) the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Encumbrance, and (B) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

          (ii) With respect to the real property leased or subleased to the Company or its Subsidiaries (the "Leased Real Property"), the lease or sublease for such property is valid, legally binding, enforceable (subject to the Bankruptcy and Equity Exception) and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement except in each case, to the extent any of the foregoing is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

          (iii) Schedule 5.1(k)(iii) of the Company Disclosure Letter contains a true and complete list of all Owned Real Property setting forth a correct street address and such other information as is reasonably necessary to identify each parcel of Owned Real Property.

          (iv) For purposes of this Section 5.1(k) and Section 6.1(a)(v) only, "Encumbrance" means any mortgage, lien, pledge, charge, security interest, easement, covenant or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (a) specified encumbrances described in Schedule 5.1(k)(iv) of the Company Disclosure Letter; (b) encumbrances for current Taxes or other governmental charges not yet delinquent; (c) liens imposed by Law, such as landlords', mechanics', carriers', workmen's, repairmen's or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of Company, or the validity or amount of which is being contested in good faith by appropriate proceedings and reserved against to the extent required by GAAP; and (d) any other encumbrances or matters that do not, individually or in the aggregate, materially impair the continued use or operation of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted.

          (l) Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (each, a "Takeover Statute") or any anti-takeover provision in the Company's certificate of incorporation or by-laws is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

          (m) Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have been and are in compliance with all applicable Environmental Laws; (ii) no property owned or operated by the Company or any of its Subsidiaries has been contaminated with any Hazardous Substance (as defined below) in a manner that could be expected to require remediation or other action pursuant to any Environmental Law; (iii) neither the Company nor any of its Subsidiaries is liable for any Hazardous Substance disposal or contamination on any third-party property; (iv) neither the Company nor any of its Subsidiaries is the subject of any pending or, to the knowledge of the Company, threatened investigation relating to any Environmental Law; (v) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree or injunction with any Governmental Entity relating to liability under any Environmental Law or relating to Hazardous Substances; (vii) to the knowledge of the Company there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim or liability pursuant to any Environmental Law excluding claims or liabilities arising out of or pursuant to any policies of insurance written or issued by the Company or any of its Subsidiaries; and (viii) the Company has made available to Parent copies of all material environmental reports and assessments relating to the Company or its Subsidiaries.

          As used herein, the term "Environmental Law" means any federal, state or local statute, law, regulation, order, decree, permit, authorization or judgment relating to: (A) the protection, investigation or restoration of the environment or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure to Hazardous Substances, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

          As used herein, the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; or (B) any petroleum product or by product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, toxic mold, radioactive material or radon.

          (n) Taxes. Except as set forth on Schedule 5.1(n) of the Company Disclosure Letter, the Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all material Taxes (as defined below) that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except, in each case, with respect to (A) Taxes that are not yet due and payable and (B) matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that will remain in effect after the Closing. Except as set forth on Schedule 5.1(n) of the Company Disclosure Letter, as of the date hereof, there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not any unresolved questions or claims, that have been comminucated to the Company in writing, concerning the Company's or any of its Subsidiaries' Tax liability that are, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect and are not disclosed or provided for in the Company Reports. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2005, 2004, 2003 and 2002. The charges, accruals and reserves for Taxes due, or accrued but not yet due, relating to the income, properties or operations of the Company and each of its Subsidiaries reflected on the most recent financial statements (i) included in the Company Reports are adequate to cover such Taxes as of the date of such Company Reports, (ii) included in the Company's books and records for any period that is subsequent to the date of such Company Reports, are adequate to cover such Taxes reflected in such books and records. Neither the Company nor any of its Subsidiaries (i) is a life insurance company for U.S. federal income tax purposes, (ii) has issued any contracts during any period for which the statute of limitations to contest the Tax treatments of such contracts remains open, that would, for U.S. federal income tax purposes, properly be characterized as life insurance or annuity contracts, (iii) has participated in any Reportable Transactions as defined in Treasury

Regulations Section 1.6011-4(b) and (c)(3), or (iv) is a United States real property holding corporation, as such term is defined in Section 897(c)(2) of the Code.

          As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the term "Taxes") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or similar governmental assessments, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

          (o) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor, is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of the Company or any of its Subsidiaries. The Company and its Subsidiaries have complied in all material respects with the reporting requirements of the Labor Management Reporting and Disclosure Act. Each of the Company and each of its Subsidiaries is in compliance in all material respects with all currently applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours. Neither the Company nor any of its Subsidiaries has any current material liabilities for the payment of any compensation, damages, fines, penalties or other amounts, however designated, for failure to comply with any of the requirements of applicable law described in the preceding sentence.

          (p) Intellectual Property.

          (i) To the knowledge of the Company, the Company and its Subsidiaries have sufficient rights to use all Intellectual Property (as defined in Section 5.1(p)(v)) used by the Company and its Subsidiaries in their business as presently conducted. To the knowledge of the Company, the registrations and applications for the Intellectual Property owned by the Company and its Subsidiaries are valid, enforceable and subsisting. The Intellectual Property owned by the Company and its Subsidiaries is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company's or its Subsidiaries' use thereof or its rights thereto, in a manner that is material to their business as presently conducted. To the knowledge of the Company, (i) the Company and its Subsidiaries are not infringing or otherwise violating and have not infringed or otherwise violated the Intellectual Property rights of any third party during the four (4) year period immediately preceding the date of this Agreement, and (ii) no third party is materially infringing or otherwise violating the Intellectual Property of the Company or its Subsidiaries.

          (ii) The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality and value of all material Trade Secrets that are owned, used or held for use by the Company and its Subsidiaries, and to the Company's knowledge, such Trade Secrets have not been used, disclosed to or discovered by any third party except pursuant to valid non-disclosure and/or license agreements or other confidentiality obligations which have not been breached.

          (iii) The Company and its Subsidiaries have not granted any licenses or other rights to third parties to use its Intellectual Property that are presently in effect other than licenses granted in the ordinary course of business, copies of which have been previously provided to Parent. Except as set forth in Schedule 5.1(p)(iii) of the Company Disclosure Letter, the Company and its Subsidiaries do not obtain any rights to use third-party Intellectual Property pursuant to sublicenses or pursuant to cross-licenses, settlement agreements or other royalty-free agreements that are material to the conduct of their business as presently conducted (other than Contracts granting rights to use commercial off-the-shelf software that has not been modified or customized specifically for the Company and/or its Subsidiaries).

          (iv) The IT Assets (as defined in Section 5.1(p)(v)) operate and perform as required by the Company and its Subsidiaries to conduct their business as presently conducted, except as, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect. No person has gained unauthorized access to the IT Assets, except as, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect. The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology. The Company and its Subsidiaries have taken reasonable measures, including, where applicable, firewalls and other security devices, to protect the confidentiality of customer information consistent with applicable Law and current industry standards, except as, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect. There have been no security breaches of the Company's IT Assets in the past three (3) years, except as, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect.

          (v) For purposes of this Agreement, the following terms have the following meanings:

          "Intellectual Property" means all (i) trademarks, service marks, brand names, certification marks, Internet domain names, logos, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, including all renewals of same, and all goodwill associated therewith and symbolized thereby; (ii) intellectual property rights in and to inventions and discoveries, whether patentable or not, and all patents, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part, extensions and reissues thereof; (iii) confidential information, proprietary information, trade secrets and know-how, including confidential and proprietary processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, "Trade Secrets"); (iv) published and unpublished copyrightable works of authorship (including, without limitation, proprietary databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions and reversions thereof; and (v) all other intellectual property or proprietary rights therein.

          "IT Assets" means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation, used by the Company or its Subsidiaries in the conduct of their business as presently conducted.

          (q) Insurance Maintained by Company. The Company maintains fire and casualty, general liability, directors and officers, errors and omissions, business interruption, product liability, and sprinkler and water damage insurance policies (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith, "Insurance Policies") with reputable insurance carriers. The Insurance Policies provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

          (r) Insurance Matters.

          (i) Except as otherwise is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, all policies, binders, slips, certificates, and other agreements of insurance, in effect as of the date hereof that are issued by the Company Insurance Subsidiaries (the "Company Insurance Contracts") and any and all marketing materials, are, to the extent required under applicable Law, on forms approved by applicable insurance regulatory authorities which have been filed and not objected to by such authorities within the period provided for objection (the "Forms"). The Forms comply in all material respects with the Insurance Laws applicable thereto and, as to premium rates established by any Company Insurance Subsidiary which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved and the premiums charged are within the amount permitted by Insurance Laws applicable thereto, except where the failure to be so filed or approved is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. To the knowledge of the Company, each agent, representative, distributor, broker, employee or other Person authorized to sell or administer products on behalf of any Company Insurance Subsidiary ("Agent") was duly licensed (for the type of activity and business written, sold, produced, underwritten or managed) except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and was appointed by the Company in compliance with applicable Law and all processes and procedures used in making inquiries with respect of such Person were undertaken in material compliance with applicable Law, except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Contracts between the Company and any Agent who has sold, underwritten, or issued business for or on behalf of the Company since January 1, 2005, is valid, binding and in full force and effect in accordance with its terms, except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

          (ii) All reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which any Company Insurance Subsidiary is a party or under which any Company Insurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect, except for such treaties or agreements the failure to be in full force and effect of which is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, no Company Insurance Subsidiary, or, to the knowledge of the Company, any other party to a material reinsurance or coinsurance treaty or agreement to which any Company Insurance Subsidiary is a party, is in default in any material respect as to any provision thereof, and no such agreement contains any provision providing that the other party thereto may terminate such agreement, or that such agreement will be automatically terminated, by reason of the transactions contemplated by this Agreement. To the knowledge of the Company, the financial condition of the other parties to any such agreement is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement, that is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. All reinsurance and retrocession agreements to which any Company Insurance Subsidiary is a party, either as a cedent or a reinsurer or retrocessionaire, comply in all material respects with all risk transfer criteria under GAAP and applicable SAP, and to the knowledge of the Company, there is no investigation, inquiry or proceeding currently pending before or by Governmental Entity, to which the Company or any Company Insurance Subsidiary is subject, with respect to the risk transfer characteristics or the reporting or disclosure thereof, of any such reinsurance or retrocession.

          (iii) Prior to the date hereof, the Company has delivered or made available to Parent a true and complete copy of any material actuarial reports prepared by actuaries, independent or otherwise, with respect to any Company Insurance Subsidiary since January 1, 2004, and all attachments, addenda, supplements and modifications thereto (the "Company Actuarial Analyses"). The information and data furnished by any Company Insurance Subsidiary to its actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects. Furthermore, each Company Actuarial Analysis was based, in all material respects, upon an accurate inventory of policies in force for the Company Insurance Subsidiaries, as the case may be, at the relevant time of preparation and conforms to the requirements of applicable Law.

          (iv) None of Standard & Poor's Corporation, Fitch Investors, or A.M. Best Company has announced that it has under surveillance or review (with negative implications) its rating of the financial strength or claims-paying ability of any Company Insurance Subsidiary or imposed conditions (financial or otherwise) on retaining any currently held rating assigned to any Company Insurance Subsidiary which is rated as of the date of this Agreement, and the Company has no reason (other than the entry into the Agreement and the transactions contemplated hereby) to believe that any rating presently held by the Company Insurance Subsidiaries is likely to be modified, qualified, lowered or placed under such surveillance for any reason.

          (v) The Company and the Company Insurance Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions (including without limitation any sales material) required to be filed with any Governmental Entity since the Applicable Date in the manner prescribed by applicable Laws, except for any such non-compliance or failure to make any such filing or filings which is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. All such reports, registrations, filings and submissions were in compliance in all material respects with Law when filed or as amended or supplemented, and no deficiencies have been asserted in writing by any such Governmental Entity with respect to such reports, registrations, filings or submissions that have not been remedied, except for any non-compliance or deficiencies which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

          (s) Risk-Based Capital; IRIS Ratios. Prior to the date hereof, the Company has made available to Parent true and complete copies, or true and accurate summaries, of any analyses, reports and other data prepared by any Company Insurance Subsidiary or submitted by any Company Insurance Subsidiary to any insurance regulatory authority or the National Association of Insurance Committees relating to risk-based capital calculations or IRIS ratios for the year ended or as of December 31, 2006.

          (t) Company Investment Assets. The Company SAP Statements for each of the Company Insurance Subsidiaries for the year ended December 31, 2006, to the extent required by applicable Law, set forth a list, which list is accurate and complete in all material respects, of all Company Investment Assets owned by such Company Insurance Subsidiaries as of December 31, 2006, together with the cost basis book or amortized value, as the case may be, of such Company Investment Assets as of December 31, 2006. As used in this Agreement, "Company Investment Assets" means bonds, stocks, mortgage loans or other investments that are carried on the books and records of the Company and the Company Insurance Subsidiaries.

          (u) Investment Advisor. Neither the Company nor any of its Subsidiaries conducts activities of or is otherwise deemed under applicable Law to be an "investment advisor" as such term is defined in Section 2(a)(20) of the Investment Company Act of 1940. Neither the Company nor any of its Subsidiaries is an "investment company" as defined under the Investment Company Act of 1940.

          (v) Brokers and Finders. Neither the Company nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Lehman Brothers as the financial advisor to the Special Committee. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Lehman Brothers is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

          5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the forms, statements, certifications, reports and documents filed with or furnished to the SEC prior to the date hereof by Parent pursuant to the Exchange Act or the Securities Act (excluding, in each case, any disclosures set forth in any risk-factor section or in any section relating to forward-looking statements) or in the corresponding schedules or sub-schedules of the disclosure letter delivered to the Company by Parent concurrent with entering into this Agreement (the "Parent Disclosure Letter") (it being agreed that disclosure of any item in any schedule or sub-schedule of the Parent Disclosure Letter shall be deemed disclosure with respect to any other Section or subsection to which the relevance of such item is reasonably apparent). Parent and Merger Sub each hereby represent and warrant to the Company that:

          (a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company a complete and correct copy of the certificate of incorporation and by-laws of Parent and Merger Sub, each as in effect on the date of this Agreement.

          (b) Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of, Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (c) Governmental Filings; No Violations; Etc.

          (i) Other than (A) the filings and/or notices pursuant to Section 1.3,
     (B) the filing of the applications and notices with applicable Insurance Authorities and the approval of such applications or the grant of required licenses by such authorities or the expiration of any applicable waiting periods thereunder (the "Parent Approvals"), (C) the filing with the SEC of the Proxy Statement (as defined in Section 6.3), and (D) the filing with the SEC of a Schedule 13E-3, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

          (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Parent or Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or under any Law or governmental or non-governmental permit, license, registration, authorization or approval to which Parent or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

          (d) Litigation. As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

          (e) Available Funds. Parent and Merger Sub have available to them, or as of the Effective Time will have available to them, all funds necessary for the payment to the Paying Agent of the aggregate Per Share Merger Consideration and to satisfy all of their obligations under this Agreement.

          (f) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the Merger and the transactions contemplated by this Agreement and has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

          (g) Information Supplied. None of the information supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement and the
Schedule 13E-3 will, in the case of the Proxy Statement, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (h) Brokers and Finders. Neither Parent nor Merger Sub, or any of their Subsidiaries or their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that Parent has employed Banc of America Securities LLC and J.P. Morgan Securities Inc. as its financial advisors.

                                   ARTICLE VI

                                    Covenants

          6.1. Interim Operations.

          (a) The Company covenants and agrees that it will, and will cause its Subsidiaries to, after the date hereof and prior to the earlier of the termination of this Agreement or the Effective Time (unless Parent shall otherwise approve in writing, and except as otherwise required by this Agreement) and except as required by applicable Laws, conduct its and its Subsidiaries' business in the ordinary course consistent with past practice (including in respect of underwriting, pricing, claims handling, loss control, investment, actuarial and reserving guidelines, practices, principles, methods and policies) and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and their existing relationships with customers, suppliers, Agents, creditors, lessors, officers, employees, business associates and others with whom business relationships exist, and keep available the services of its and its Subsidiaries' present employees. Parent, Merger Sub and the Company acknowledge and agree that any actions taken by the Company to pursue its expansion plans substantially consistent with its 2007 budget and timetable as presented to Parent, shall be deemed to be taken in the ordinary course of business consistent with past practice for purposes of this Agreement. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld or delayed) or (C) as set forth in Schedule 6.1 of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

          (i) adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments;

          (ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

          (iii) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $500,000 in any transaction or series of related transactions, other than (A) acquisitions pursuant to Contracts in effect as of the date of this Agreement or (B) acquisitions pursuant to capital expenditures in accordance with Section 6.1(a)(x);

          (iv) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary or the issuance of shares upon exercise of Company Options outstanding as of the date of this Agreement), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

          (v) create or incur any material Lien on any assets of the Company or any of its Subsidiaries other than any Encumbrance in the ordinary course of business;

          (vi) make any loans, advances or capital contributions to or investments in any Person, other than (A) the Company or any direct or indirect wholly owned Subsidiary of the Company, (B) as required by any existing Contracts or any Contract entered into in the ordinary course of business after the date of this Agreement in accordance with this Section
     6.1 and (C) advances and expense reimbursements to employees in the ordinary course of business;

          (vii) other than regular quarterly dividends on Shares of no more than $0.16 per Share (the record dates for which shall be the close of business on June 5, 2007, September 24, 2007, December 21, 2007 and March 5, 2008, respectively) which are payable after the last day of any quarter), declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock, provided, that (x) if the Merger has closed after June 5, 2007 but before September 24, 2007, the Company may declare a special dividend per Share equivalent to $0.16 multiplied by the quotient obtained by dividing (A) the total number of days from and including June 6, 2007 through and including the Closing Date by (B) the total number of days from and including June 6, 2007 through and including September 24, 2007, the record date for which shall be the close of business on the last business day prior to the Closing Date; (y) if the Merger has closed after September 24, 2007 but before December 21, 2007, the Company may declare a special dividend per Share equivalent to $0.16 multiplied by the quotient obtained by dividing (A) the total number of days from and including September 25, 2007 through and including the Closing Date by (B) the total number of days from and including September 25, 2007 through and including December 21, 2007, the record date for which shall be the close of business on the last business day prior to the Closing Date; and (z) if the Merger has closed after December 21, 2007 but before March 5, 2008, the Company may declare a special dividend per Share equivalent to $0.16 multiplied by the quotient obtained by dividing (A) the total number of days from and including December 22, 2007 through and including the Closing Date by (B) the total number of days from and including December 22, 2007 through and including March 5, 2008, the record date for which shall be the close of business on the last business day prior to the Closing Date. For the avoidance of doubt, the Company will not and will not permit its Subsidiaries to declare a special dividend in accordance with the provisions of this Section 6.1(a)(vii) for any period if a regular quarterly dividend (the record dates for which shall be the close of business on June 5, 2007, September 24, 2007, December 21, 2007 and March 5, 2008, respectively) covering such period has been declared, set aside, made or paid. Subject to the terms and conditions set forth in this Section 6.1(a)(vii), the Company and Parent shall cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to make effective any dividend declared pursuant to and in compliance with this Section 6.1(a)(vii);

          (viii) other than forfeitures of nonvested Shares by Company employees that are accounted for as acquisition of treasury stock, reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

          (ix) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (i) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices not to exceed $750,000 in the aggregate, (ii) in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced, (iii) guarantees incurred in compliance with this Section
     6.1 by the Company of indebtedness of wholly owned Subsidiaries of the Company or (iv) any intercompany indebtedness between the Company and any of its Subsidiaries or between any of the Company's Subsidiaries;

          (x) enter into, as principal or guarantor, any hedging or derivative transactions, such as interest rate swaps, interest rate options (e.g., interest rate caps, interest rate floors and options on interest rate swaps), currency swaps and options, commodity swaps and options, index swaps and forward contracts and any other type of swap, option, forward or derivative; provided, however, that the Company and its Subsidiaries may enter into interest rate swaps on customary commercial terms consistent with past practice and in compliance with the Company's risk management policies in effect on the date of this Agreement, having an aggregate notional amount no greater than the amount of outstanding debt at any given time;

          (xi) except as set forth in the capital budgets set forth in Schedule 6.1(a)(xi) of the Company Disclosure Letter and consistent therewith, make or authorize any material capital expenditure;

          (xii) (y) other than in the ordinary course of business consistent with past practice, enter into any Contract (other than renewals) that would have been a Material Contract had it been entered into prior to this Agreement, and (z) make or commit to make any marketing expenditures in excess of $10,000,000 in the aggregate per month, or in excess of $25,000,000 in the aggregate over any three (3) month period;

          (xiii) make any changes with respect to accounting policies or procedures, except as required by changes in applicable Law, GAAP or SAP;

          (xiv) settle any litigation or other proceedings before a Governmental Entity for an amount in excess of $500,000 individually or $1,000,000 in the aggregate or any obligation or liability of the Company in excess of such amount, other than (A) ordinary course policy claim matters (except individual claims involving extra-contractual liabilities in excess of $250,000 above the applicable contractual liability), (B) the payment, discharge or satisfaction of obligations or liabilities in accordance with the terms of Contracts in effect as of the date hereof or (C) settlement of any liability for which reserves have been made on the Company's financial statements included in the Company Reports, provided, however, that such settlement will not exceed the corresponding reserves by more than 10%;

          (xv) other than in the ordinary course of business consistent with past practice, amend, modify or terminate any Material Contract, or cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $500,000 individually or $1,000,000 in the aggregate;

          (xvi) (A) make or rescind any material election relating to Taxes; (B) file any amended income Tax Return or material claim for refund; (C) make any material change in any method of accounting, keeping of books of account or accounting practices or in any method of Tax accounting of the Company or any Subsidiary unless required by GAAP or applicable Law; (D) enter into or agree to any private letter ruling, closing agreement or similar ruling or agreement with the Internal Revenue Service or any other taxing authority or settle any audit or proceeding with respect to any material amount of Taxes owed; or (E) file its federal income Tax Return for the fiscal year ending on December 31, 2006 without providing Parent reasonable opportunity to review and comment on such Tax Return;

          (xvii) except as set forth in Section 6.1(a)(v) above, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except in the ordinary course of business and sales of obsolete assets and except for sales, leases, licenses or other dispositions of assets (other than any material Intellectual Property Assets) with a fair market value not in excess of $500,000 in the aggregate, other than pursuant to Contracts in effect prior to the date of this Agreement;

          (xviii) except as required pursuant to existing agreements in effect prior to the date of this Agreement and set forth in Schedule 5.1(h)(i) of the Company Disclosure Letter, or as otherwise required by this Agreement or applicable Law, (1) grant or provide any severance or termination payments or severance or termination benefits to any director, officer or employee of the Company or any of its Subsidiaries, except, in the case of employees who are not officers, in the ordinary course of business consistent with past practice, (2) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, except for increases in base salary and payments of incentive bonuses to employees other than officers in the ordinary course of business consistent with past practice, (3) establish, adopt, amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards, (4) other than the execution of this Agreement and consummation of the transactions contemplated hereby, take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan, (5) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (6) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries or (7) hire (X) any new Employee with an annual salary exceeding

     $125,000, except (A) to make changes that are required by Law or (B) to satisfy contractual obligations disclosed in the Company Disclosure Letter existing as of the date hereof, or (Y) any new Employee for its call center sale or service departments, except (A) to make changes that are required by applicable Law, (B) to satisfy contractual obligations disclosed in the Company Disclosure Letter existing as of the date hereof, (C) to replace Employees for its call center sale or service departments, (D) to hire twenty-five (25) full time equivalents to replace Employees that have left its call center sale or service departments between March 31, 2007 and the date hereof, or (E) hire additional ten (10) full time equivalents in any calendar quarter;

          (xix) take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in
     Article VII not being satisfied;

          (xx) enter into any new quota share or other reinsurance transaction
     (i) which does not contain standard cancellation and termination provisions, (ii) which, except in the ordinary course of business, materially increases or reduces the Company Insurance Subsidiaries' consolidated ratio of net written premiums to gross written premiums or
     (iii) pursuant to which Company Insurance Subsidiaries cede premiums to any Person other than the Company or any of its Subsidiaries;

          (xxi) enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services materially different from existing products or services of the Company and its Subsidiaries or enter into or engage in new lines of business (as such term is defined in the National Association of Insurance Commissioners instructions for the preparation of the annual statement form) without Parent's prior written approval); or

          (xxii) agree, authorize or commit to do any of the foregoing.

          (b) Parent shall not take or permit any of its Subsidiaries to take any action or omit to take any action that is reasonably likely to (i) result in any of the conditions of the Merger set forth in Article VII not being satisfied or (ii) prevent the consummation of the Merger; provided, however, that Parent shall not be required hereby to take or agree to any action that is reasonably likely to result in an Adverse Condition.

          6.2. Acquisition Proposals.

          (a) No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its best efforts to instruct and cause its and its Subsidiaries', officers, directors, employees, investment bankers, attorneys, accountants and other advisors, agents or representatives (such officers, directors, employees, investment bankers, attorneys, accountants and other advisors, agents or representatives, collectively, "Representatives") not to, directly or indirectly:

          (i) initiate, solicit, or knowingly encourage or facilitate any inquiries or the making of any Acquisition Proposal (as defined below); or

          (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any confidential or non-public information to any Person relating to, any Acquisition Proposal (except solely to provide written notice of the existence of these provisions); or

          (iii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

          Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, the Company may
(A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement (as defined in Section 9.7) and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to such party or (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, prior to taking any action described in clause (A) or (B) above, (x) the board of directors of the Company or the Special Committee determines in good faith after consultation with outside legal counsel that the failure to take such action would reasonably be expected to result in a violation of the directors' fiduciary duties under applicable Law and (y) the board of directors of the Company or the Special Committee has determined in good faith that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal.

          (b) Definitions. For purposes of this Agreement:

          "Acquisition Proposal" means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Significant Subsidiaries and (ii) any proposal or offer to acquire in any manner, directly or indirectly, 25% or more of the total voting power or of any class of equity securities of the Company, or 25% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

          "Superior Proposal" means an unsolicited bona fide Acquisition Proposal involving more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company that the Special Committee (after consultation with financial and legal advisors) has determined in good faith, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the Company's stockholders (other than Parent and its direct or indirect wholly owned subsidiaries) from a financial point of view than the transaction contemplated by this Agreement and (ii) is reasonably capable of being completed on the terms proposed.

          (c) No Change in Recommendation or Alternative Acquisition Agreement. Neither the board of directors of the Company nor the Special Committee shall directly or indirectly:

          (i) withhold, withdraw or modify (or propose or resolve to withhold, withdraw or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger;

          (ii) approve, adopt or recommend, or propose to approve, adopt or recommend, any Acquisition Proposal; or

          (iii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (other than a confidentiality agreement entered into in compliance with Section 6.2(a)) relating to any Acquisition Proposal.

          Notwithstanding the foregoing, prior to the time, but not after, the Company Requisite Vote is obtained, the board of directors of the Company or the Special Committee may withhold, withdraw or modify the Company Recommendation if the board of directors of the Company or the Special Committee determines in good faith, after consultation with legal and financial advisors, that the failure to do so would reasonably be expected to result in a violation of the directors' fiduciary duties under applicable Law (a "Change of Recommendation"). Notwithstanding anything to the contrary in this Section 6.2(c) or in any other provision of this Agreement, prior to the earlier of the Effective Time or the termination of this Agreement pursuant to ARTICLE VIII, (x) the receipt by the board of directors of the Company or the Special Committee of an Acquisition Proposal shall not (i) permit the Company to enter into any agreement with respect to an Acquisition Proposal other than a confidentiality agreement, or
(ii) affect any other obligation of the Company under this Agreement, and (y) no Change of Recommendation may be made until after the third (3rd) business day following Parent's receipt of written notice (a "Notice of Change of Recommendation") from the Company advising Parent that the board of directors of the Company or the Special Committee intends to take such action and, if applicable, specifying all material terms and conditions of any Superior Proposal that is the basis for the Change of Recommendation (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Change of Recommendation and a new three (3) business day period), and (iii) if applicable, unless, during the three (3) business day period following the Company's delivery of a Notice of Change of Recommendation and prior to effecting such a Change of Recommendation, the Special Committee shall have negotiated, and caused its financial and legal advisors to negotiate, with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In determining whether to make a Change of Recommendation, the Special Committee shall take into account any changes to the terms of this Agreement proposed by Parent in response to a Notice of Change of Recommendation or otherwise. Without limiting the generality of the foregoing, the Company's obligations pursuant to Section
6.4 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (ii) any Change of Recommendation or any withdrawal or modification by the Special Committee of its recommendation to the board of directors of this Agreement.

          (d) Certain Permitted Disclosures. Nothing contained in Section 6.2(a) shall be deemed to prohibit the Company or the directors of the Company from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that neither the board of directors nor the Special Committee may affect a Change of Recommendation unless permitted to do so under, and in compliance with, this Section 6.2; and provided, further, that any "stop, look and listen" or substantially similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change of Recommendation.

          (e) Existing Discussions. The Company agrees that it will, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2 and in the Confidentiality Agreement. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

          (f) Notice. The Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed of any related developments, discussions and negotiations on a reasonably current basis (and, in any event within 48 hours of the occurrence of such developments, discussions or negotiations).

          6.3. Information Supplied. The Company shall prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement, a proxy statement in preliminary form relating to the Stockholders Meeting (as defined in Section 6.4) (such proxy statement, including any amendment or supplement thereto, the "Proxy Statement") and Schedule 13E-3. The Company agrees, as to itself and its Subsidiaries, that (i) the Proxy Statement and
Schedule 13E-3 will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement and Schedule 13E-3 will, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          6.4. Stockholders Meeting. (a) The Company will take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to call, give notice of, convene and hold a meeting of holders of Shares (the "Stockholders Meeting") as promptly as reasonably practicable after the execution of this Agreement to consider and vote upon the adoption of this Agreement. Subject to a Change of Recommendation in accordance with Section 6.2(c) hereof, the board of directors of the Company and the Special Committee shall recommend such adoption and use its reasonable best efforts to solicit such adoption of this Agreement.

          6.5. Filings; Other Actions; Notification. (a) Proxy Statement and
Schedule 13E-3. The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3 and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement and Schedule 13E-3. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement and Schedule 13E-3 by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as reasonably possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

          (b) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings, including filings with insurance regulatory authorities, and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.5 shall require, or be construed to require, Parent in connection with receipt of any regulatory approval, to proffer to, or agree or commit to, any prohibition, limitation, restraint, restriction or impairment with respect to any of the assets, properties, licenses, rights, businesses, operations or businesses of Parent and its Subsidiaries or the Company and its Subsidiaries or any required sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate (including by trust or otherwise) arrangement with respect to any of the assets, properties, licenses, rights, operations or businesses of Parent and its Subsidiaries or the Company and its Subsidiaries or conduct the business of Parent and its Subsidiaries or the Company and its Subsidiaries in a specified manner or otherwise limit the freedom of action, or agree to limit the freedom of action, with respect to any of the assets, properties, licenses, rights, businesses, operations or businesses of Parent and its Subsidiaries or the Company and its Subsidiaries, in such a manner that, individually or in the aggregate, (i) is reasonably likely to have a Company Material Adverse Effect, (ii) is reasonably likely to have more than a de minimis adverse effect on the financial condition, assets, liabilities, business or results of operations of the Parent or any of its Subsidiaries (excluding the Company and its Subsidiaries), or (iii) is reasonably likely to impair in any material respect the benefits to Parent expected by Parent to be realized from consummation of the Merger (an "Adverse Condition"); provided, however, that Parent can compel the Company to take any of the actions referred to above (or agree to take such actions) if such actions are only effective after the Effective Time. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to participate in all matters with any Governmental Entity in connection with any filing, report or application relating to this Agreement made or to be made with any Governmental Entity, and any responses to inquiries therefrom and any discussions therewith, provided that Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement and Schedule 13E-3).

          (c) Information. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, Schedule 13E-3 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

          (d) Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of written notices or other written communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company shall give prompt notice to Parent of any change, fact or condition that is reasonably expected to result in a Company Material Adverse Effect, and each of the Company and Parent shall give prompt notice to the other of any failure of any condition to the other's obligations to effect the Merger. For the avoidance of doubt such notice shall not be deemed to cure a breach of the representations and warranties of the Company or Parent, as applicable, or limit in any matter the Company's or Parent's causes of action and remedies in law and equity.

          6.6. Access and Reports. Subject to applicable Law, upon reasonable notice and without unreasonable interference with the Company's operations, the Company shall (and shall cause its Subsidiaries to) afford Parent's officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, Contracts, systems, books and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided further that the foregoing shall not require the Company
(i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company in writing. All such information shall be governed by the terms of the Confidentiality Agreement. Parent shall reimburse the Company for all reasonable out-of-pocket costs (which, for the avoidance of doubt, will not include salaries or other compensation costs of employees of the Company and its Subsidiaries) incurred by the Company and its Subsidiaries pursuant to this Section 6.6.

          6.7. Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

          6.8. Publicity. Except with respect to any Change of Recommendation made in accordance with this Agreement, the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

          6.9. Employee Benefits. (a) Parent agrees that from and after the Effective Time the employees of the Company and its Subsidiaries as of the Effective Time ("Company Employees") will be eligible to participate in the employee benefit plans of Parent on substantially the same terms and conditions of similarly situated employees of Parent; provided that during the period commencing at the Effective Time and ending on the date that Parent determines to generally transition the Company's benefit arrangements (such date not to be later than eighteen (18) months following the Effective Time, although the Company shall use reasonable best efforts to transition the Company's benefit arrangements by nine (9) months following the Effective Time), Parent shall provide the Company Employees with pension and welfare benefits under employee benefit plans that are substantially comparable in the aggregate to those currently provided by the Company and its Subsidiaries to such employees immediately prior to the Effective Time. Parent will cause any employee benefit plans in which the Company Employees are entitled to participate ("Parent Plans") to take into account for purposes of eligibility, and vesting thereunder, except to the extent it would result in a duplication of benefits, service by Company Employees to the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable Benefit Plan. Each Parent Plan shall waive pre-existing condition limitations to the extent waived or not applicable under the corresponding Benefit Plan. Company Employees shall be given credit under the applicable Parent Plan for amounts paid prior to the Effective Time under a corresponding Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan. Notwithstanding the foregoing, nothing contained herein shall (1) obligate Parent, the Surviving Corporation or any of their Affiliates to (i) maintain any particular benefit plan or the particular provisions of any benefit plan or (ii) retain the employment of any particular employee; (2) be treated as an amendment of any

Benefit Plan or (3) give any third party any right to enforce the provisions of this Section 6.9.

          (b) Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall (1) cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence participation therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation and (2) cause the Company's 401(k) plan and, to the extent permitted by Section 409A of the Code, supplemental 401(k) plan to be terminated effective immediately prior to the Effective Time.

          (c) From and after the Effective Time, Parent and the Surviving Corporation shall treat the consummation of the Merger and the transactions contemplated by this Agreement as a "change in control" for purposes of the 21st Century Insurance Group Supplemental Executive Retirement Plan (the "SERP"). Immediately prior to the Effective Time, the Company shall terminate the Executive Severance Plan for 20th Century Industries (the "ESP").

          (d) Prior to making any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

          (e) The Company shall, as soon as practicable following the date hereof, amend the SERP to provide that (i) all benefits under the SERP will cease to accrue as of the Effective Time, and (ii) participants in the SERP who are actively employed by the Company or an Affiliate as of the date hereof shall have the opportunity, prior to the Effective Time, to make a one time, irrevocable election to have their benefits under the SERP be paid out to them, in cash, on January 4, 2008 (subject to compliance with applicable law), which payment shall be in full satisfaction of such participant's rights under the SERP. The amount of the payment which each SERP participant shall be entitled to elect shall be as set forth on Section 6.9(e) of the Company Disclosure Letter.

          6.10. Expenses. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

          6.11. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, Parent and the Surviving Corporation agree that they will jointly and severally indemnify and hold harmless each present and former director and officer of the Company and any of its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation or by-laws in effect on the date hereof to indemnify such Person (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided further that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Delaware law and the Company's certificate of incorporation and by-laws shall be made by independent counsel selected by the Indemnified Party (such independent counsel to be reasonably acceptable to the Surviving Corporation).

          (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party and then only to such extent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, provided that the smallest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter to the extent reasonable; and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. If such indemnity is not available with respect to any Indemnified Party, then the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

          (c) Prior to the Effective Time, the Company shall and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay for "tail" insurance policies with a claims period of six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance and fiduciary liability insurance (collectively, "D&O Insurance") with benefits and levels of coverage at least as favorable as the Company's existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company expend for such policies a premium amount in excess of the amount set forth in Schedule 6.11(c) of the Company Disclosure Letter. If the Company and the Surviving Corporation for any reason fail to obtain such "tail" insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date hereof with benefits and levels of coverage at least as favorable as provided in the Company's existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six (6)-year period with benefits and levels of coverage at least as favorable as provided in the Company's existing policies as of the date hereof; provided, however, that in no event shall the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 200% of the annual premiums currently paid by the Company for such insurance; and provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

          (d) If the Surviving Corporation or any of its successors or assigns
(i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

          (e) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

          (f) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

          6.12. Debenture. The Company agrees to use its reasonable best efforts to promptly take or cause to be taken all actions, and do or cause to be done all things, reasonably requested by Parent with respect to the assumption, redemption, exchange offer or deregistration of the 5.90% Senior Notes issued under the Indenture dated as of December 9, 2003 (the "Indenture") between the Company and The Bank of New York, as trustee; provided, however, that the parties hereby agree and acknowledge that this Section shall not require, or be construed to require, the Company to irrevocably effect any assumption, redemption, exchange offer or deregistration prior to the Closing.

          6.13. Other Actions by the Company.

          (a) Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

          (b) Section 16 Matters. Prior to the Effective Time, the board of directors of the Company shall adopt resolutions that specify (1) the name of each individual whose disposition of Shares (including Company Options and other derivative securities with respect to Shares) is to be exempted, (2) the number of Shares (including Company Options and other derivative securities with respect to Shares) to be disposed of by each such individual and (3) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act. The Company shall provide to counsel of Parent for its review a true and complete copy of such resolutions to be adopted by the board of directors of the Company prior to such adoption.

          (c) Tax Certificate. Immediately prior to the Closing, the Company shall provide Parent a statement pursuant to Treasury Regulations Section 1.1445-2(c)(3) certifying that the Company is not a U.S. real property interest (as defined by the Code).

          6.14. Parent Vote. (a) Without limiting the effect of any vote or consent of Parent with respect to any shares of common stock of Merger Sub prior to the date hereof, Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any shares of common stock of Merger Sub beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of this Agreement at any meeting of stockholders of Merger Sub at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of Merger Sub by consent in lieu of a meeting).

          (b) Parent shall vote or cause to be voted any Shares beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted, in each case as of the date hereof, in favor of the adoption and approval of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof. With respect to such Shares, Parent agrees that any action to adopt and approve this Agreement shall be made only at a duly convened meeting of stockholders of the Company for such purpose and that Parent shall not and shall cause its Subsidiaries not to act by written consent in lieu of a meeting to approve and adopt this Agreement or the transactions contemplated hereby.

          6.15. Continuation of Special Committee. Parent and Merger Sub agree that, from and after the date of this Agreement, subject to applicable law, at all times prior to the earlier of (i) the Closing or (ii) the termination of this Agreement, they shall not authorize their designees to the Company's board of directors to terminate the existence of the Special Committee or materially change its duties or authority or its current membership (so long as its existing members are willing to serve and have not been removed for cause).

                                   ARTICLE VII

                                   Conditions

          7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been duly approved and adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable law and the certificate of incorporation and by-laws of the Company.

          (b) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an "Order").

          7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 5.1(b) Capital Structure, 5.1(c) Corporate Authority; Approval and Fairness and 5.1(l) Takeover Statutes hereof, shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date; (ii) the representation and warranty of the Company contained in Section 5.1(f)(i) shall be true and correct as of the Closing Date as though made on and as of such date and time; and (iii) the remaining representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty relates to an earlier date, in which case as of such earlier date) without regard to any qualifications or references to "Company Material Adverse Effect", "material" or any other materiality qualifications or references contained in any specific representation or warranty with only such exceptions as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

          (c) No Restraints. There shall not be instituted or pending any suit, action or proceeding in which a Governmental Entity of competent jurisdiction is seeking an Adverse Condition, and no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law deemed applicable to the Merger individually or in the aggregate resulting in, or that is reasonably likely to result in, an Adverse Condition.

          (d) Governmental Consents. All Company Approvals, Parent Approvals and Governmental Consents that have been obtained shall have been obtained without the imposition of any term, condition or consequence the acceptance of which would constitute an Adverse Condition.

          7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty relates to an earlier date, in which case as of such earlier date). The Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

          (c) Governmental Consents. All Company Approvals and all Parent Approvals shall have been obtained or made. Other than the filing pursuant to
Section 1.3, all other material authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated hereby by the Company, Parent and Merger Sub ("Governmental Consents") shall have been made or obtained (as the case may be).

                                  ARTICLE VIII

                                   Termination

          8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by the stockholders of the Company referred to in
Section 7.1(a), by mutual written consent of the Company (acting through the Special Committee, if then in existence) and Parent.

          8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company (acting through the Special Committee, if then in existence) if (a) the Merger shall not have been consummated by November 30, 2007, whether such date is before or after the date of approval by the stockholders of the Company referred to in Section 7.1(a); provided, however, that if Parent or the Company determines that additional time is necessary in order to forestall any action to restrain, enjoin or prohibit the Merger by any Governmental Entity, the Termination Date may be extended to a date not beyond February 29, 2008 (the "Termination Date") if either Parent or the Company notifies the other party in writing on or prior to November 30, 2007, (b) the adoption of this Agreement by the stockholders of the Company referred to in
Section 7.1(a) shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement thereof, (c) the board of directors of the Company (upon the recommendation of the Special Committee, if then in existence) or the Special Committee shall have made a Change of Recommendation or (d) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company referred to in Section 7.1(a)); provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

          8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company (acting through the Special Committee, if then in existence) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) is incapable of being satisfied; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this
Section 8.3 if the Company is then in material breach of any of its covenants or agreements contained in this Agreement.

          8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) is incapable of being satisfied; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to Section 8.4 if (i) Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement or (ii) the exercise of control over the Company by Parent, Merger Sub or any of their affiliates or the exercise of Parent's rights as a stockholder of the Company, is the primary cause of the breach by the Company giving rise to Parent's right to terminate this Agreement pursuant to Section 8.4 or its inability to cure such breach.

          8.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
ARTICLE VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement and (ii) the provisions set forth in the second sentence of Section 9.1 shall survive the termination of this Agreement.

          (b) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.2(c), then the Company shall promptly, but in no event later than two (2) days after the date of such termination, pay Parent a termination fee of $24,300,000 (the "Termination Fee"), payable by wire transfer of same day funds. The

Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a final and non-appealable judgment, or the period of time for all appeals has expired, against the Company for the fee set forth in this Section 8.5(b) or any portion of such fee, the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by the Company pursuant to this Section 8.5(b), the Termination Fee shall be Parent's and Merger Sub's sole and exclusive remedy for monetary damages under this Agreement.

                                   ARTICLE IX

                            Miscellaneous and General

          9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.9 (Employee Benefits), 6.10 (Expenses) and 6.11 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

          9.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

          9.3. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

          9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

          (c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

          9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

          If to Parent or Merger Sub:

          American International Group, Inc.,
          70 Pine Street, New York, New York 10270.
          Attention: David H. Saks
          fax: (212) 770-7234

          with a copy to General Counsel

          fax: (212) 425-2175

          (with a copy to

          Sullivan & Cromwell LLP,
          125 Broad Street, New York, NY 10004
          Attention: Stephen M. Kotran, Esq.
          fax: (212) 558-3378)

          If to the Company:

          21st Century Insurance Group,
          6301 Owensmouth Avenue, 11th Floor,
          Woodland Hills, CA 91367.
          Attention: General Counsel
          fax: (818) 704-3737

          (with a copy to

          Skadden, Arps, Slate, Meagher & Flom LLP,
          333 West Wacker Drive, Chicago, Illinois 60606
          Attention: Peter Krupp, Esq.
                     Byron Vance, Esq.
          fax: (312) 407-0411)

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that, if given by facsimile, such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

          9.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement, dated August 17, 2006, between Parent and the Company (the "Confidentiality Agreement") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

          9.8. No Third-Party Beneficiaries. Except as provided in Section 6.11 (Indemnification; Directors' and Officers' Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third-party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

          9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

          9.10. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

          9.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

          9.12. Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

          (c) Each party hereto has or may have set forth information in its respective Disclosure Letter in a schedule thereof that corresponds to the Section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

          9.13. Knowledge. When references are made in this agreement of information being "to the knowledge of Parent" or "the knowledge of the Company" or similar language, such knowledge shall refer to the knowledge of the officers of Parent or the Company, as the case may be, listed on Schedule 9.13 of the Parent Disclosure Letter and the Company Disclosure Letter, as the case may be. Such individuals shall be deemed to have "knowledge" of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) such individual should reasonably have been aware of such fact or other matter based on such individual's office or position.

          9.14. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation, provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                        21ST CENTURY INSURANCE GROUP


                                        By: /s/ MICHAEL J. CASSANEGO
                                            ------------------------------------
                                        Name: Michael J. Cassanego
                                              ----------------------------------
                                        Title: Senior Vice President, Secretary
                                                 & General Counsel
                                               ---------------------------------


                                        AMERICAN INTERNATIONAL GROUP, INC.


                                        By: /s/ BRIAN T. SCHREIBER
                                            ------------------------------------
                                        Name: Brian T. Schreiber
                                              ----------------------------------
                                        Title: Senior Vice President -
                                                 Strategic Planning
                                               ---------------------------------


                                        AIG TW CORP.


                                        By: /s/ BRIAN T. SCHREIBER
                                            ------------------------------------
                                        Name: Brian T. Schreiber
                                              ----------------------------------
                                        Title: President
                                               ---------------------------------

                  [Agreement and Plan of Merger Signature Page]

                                     ANNEX A

                                  DEFINED TERMS

Terms                                                                 Section
-----                                                              -------------
Acquisition Proposal............................................          6.2(b)
Adverse Condition...............................................          6.5(b)
Affiliate.......................................................      5.1(i)(ii)
Agent...........................................................       5.1(r)(i)
Agreement.......................................................       Preamble
Applicable Date.................................................       5.1(e)(i)
Bankruptcy and Equity Exception.................................       5.1(c)(i)
Benefit Plans...................................................       5.1(h)(i)
business day....................................................            1.2
By-Laws.........................................................            2.2
Certificate.....................................................          4.1(a)
Change of Recommendation........................................          6.2(c)
Charter.........................................................            2.1
Closing.........................................................            1.2
Closing Date....................................................            1.2
Code............................................................      5.1(h)(ii)
Company.........................................................       Preamble
Company Actuarial Analyses......................................     5.1(r)(iii)
Company Approvals...............................................       5.1(d)(i)
Company Awards..................................................          4.3(b)
Company Disclosure Letter.......................................            5.1
Company Employees...............................................          6.9(a)
Company Insurance Contracts.....................................       5.1(r)(i)
Company Insurance Subsidiaries..................................      5.1(a)(ii)
Company Investment Assets.......................................          5.1(t)
Company Material Adverse Effect.................................          5.1(a)
Company Option..................................................          4.3(a)
Company Recommendation..........................................   5.1(c)(ii)(A)
Company Reports.................................................       5.1(e)(i)
Company Requisite Vote..........................................       5.1(c)(i)
Company SAP Statements..........................................       5.1(e)(v)
Confidentiality Agreement.......................................            9.7
Constituent Corporations........................................       Preamble
Contract........................................................      5.1(d)(ii)
Costs...........................................................         6.11(a)
D&O Insurance...................................................         6.11(c)
Delaware Certificate of Merger..................................            1.3
DGCL............................................................            1.1
Dissenting Stockholders.........................................          4.1(a)


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

Terms                                                                 Section
-----                                                              -------------
Effective Time..................................................            1.3
Employees.......................................................       5.1(h)(i)
Encumbrance.....................................................      5.1(k)(iv)
Environmental Law...............................................          5.1(m)
ERISA...........................................................       5.1(h)(i)
ERISA Affiliate.................................................     5.1(h)(iii)
ERISA Plan......................................................      5.1(h)(ii)
ESP.............................................................          6.9(c)
Exchange Act....................................................          5.1(a)
Exchange Fund...................................................          4.2(a)
Excluded Share..................................................          4.1(a)
Excluded Shares.................................................          4.1(a)
Forms...........................................................       5.1(r)(i)
GAAP............................................................       5.1(a)(J)
Government Contract.............................................       5.1(j)(i)
Governmental Consents...........................................          7.3(c)
Governmental Entity.............................................       5.1(d)(i)
Hazardous Substance.............................................          5.1(m)
HSR Act.........................................................      5.1(b)(ii)
Indemnified Parties.............................................         6.11(a)
Indenture.......................................................           6.12
Insurance Authorities...........................................       5.1(d)(i)
Insurance Laws..................................................       5.1(i)(i)
Insurance Policies..............................................          5.1(q)
Intellectual Property...........................................       5.1(p)(v)
Interim SAP Statements..........................................       5.1(e)(v)
IRS.............................................................      5.1(h)(ii)
IT Assets.......................................................       5.1(p)(v)
Laws............................................................      5.1(i)(ii)
Leased Real Property............................................      5.1(k)(ii)
Licenses........................................................      5.1(i)(ii)
Lien............................................................       5.1(b)(i)
Material Contracts..............................................    5.1(j)(i)(N)
Merger..........................................................       Recitals
Merger Sub......................................................       Preamble
Notice of Change of Recommendation..............................          6.2(c)
Order...........................................................          7.1(b)
Owned Real Property.............................................       5.1(k)(i)
Parent..........................................................        Preamble
Parent Approvals................................................       5.2(c)(i)
Parent Disclosure Letter........................................            5.2
Parent Plans....................................................          6.9(a)
Paying Agent....................................................          4.2(a)
PBGC............................................................     5.1(h)(iii)


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

Terms                                                                 Section
-----                                                              -------------
Pension Plan....................................................      5.1(h)(ii)
Per Share Merger Consideration..................................          4.1(a)
Person..........................................................          4.2(d)
Proxy Statement.................................................            6.3
Replacement RSUs................................................          4.3(a)
Representatives.................................................          6.2(a)
SAP.............................................................       5.1(e)(v)
Sarbanes-Oxley Act..............................................       5.1(e)(i)
Schedule 13E-3..................................................       5.1(d)(i)
SEC.............................................................            5.1
Securities Act..................................................       5.1(e)(i)
SERP............................................................          6.9(c)
Share...........................................................          4.1(a)
Shares..........................................................          4.1(a)
Significant Subsidiary..........................................          5.1(a)
Special Committee...............................................        Recitals
Stock Plans.....................................................       5.1(b)(i)
Stockholders Meeting............................................            6.4
Subsidiary......................................................          5.1(a)
Superior Proposal...............................................          6.2(b)
Surviving Corporation...........................................            1.1
Takeover Statute................................................          5.1(l)
Tax.............................................................          5.1(n)
Tax Return......................................................          5.1(n)
Taxes...........................................................          5.1(n)
Termination Date................................................            8.2
Termination Fee.................................................          8.5(b)
Trade Secrets...................................................       5.1(p)(v)


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